EXHIBIT 10(av)

SVB Silicon Valley Bank
A Member of SVB Financial Group

(Working Capital Line of Credit)

AMENDED AND RESTATED EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED EXPORT-IMPORT BANK LOAN AND SECURITY AGREEMENT (this “Exim Agreement”) dated as of November 16, 2009 (the “Effective Date”) is among (a) SILICON VALLEY BANK, a California corporation (“Bank”), with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (FAX 617-969-5965) and (b) SPIRE CORPORATION, a Massachusetts corporation, with its principal place of business at One Patriots Park, Bedford, Massachusetts 01730 (FAX 781-275-7470) (“Spire Corporation”), SPIRE SOLAR, INC., a Massachusetts corporation, with its principal place of business at One Patriots Park, Bedford, Massachusetts 01730 (“Spire Solar”) (FAX 781-275-7470), SPIRE BIOMEDICAL, INC., a Massachusetts corporation, with its principal place of business at One Patriots Park, Bedford, Massachusetts 01730 (FAX 781-275-7470) (“Spire Biomedical”), and SPIRE SEMICONDUCTOR, LLC, a Delaware limited liability company, with its principal place of business at 25 Sagamore Park Road, Hudson, New Hampshire 03051 (FAX 781-275-7470) (“Spire Semiconductor”) (Spire Corporation, Spire Solar, Spire Biomedical, and Spire Semiconductor are jointly and severally, individually and collectively, “Borrower”), and provides the terms on which Bank shall lend to Borrower, and Borrower shall repay Bank.  The parties agree as follows:

1           ACCOUNTING AND OTHER TERMS

(a)           Borrower and Bank are parties to that certain Second Amended and Restated Loan and Security Agreement of even date herewith, as may be amended from time to time (as may be amended, the “Domestic Agreement”), together with related documents executed in conjunction therewith (the “Domestic Loan Documents” ).

(b)           Borrower and Bank desire in this Exim Agreement to set forth their agreement with respect to a working capital facility to be guaranteed by the Exim Bank.

(c)           Accounting terms not defined in this Exim Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Notwithstanding the foregoing, all financial calculations (whether for pricing, covenants, or otherwise) shall be made with regard to Borrower only and not on a consolidated basis. The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.  Capitalized terms not otherwise defined in this Exim Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Exim Agreement, unless otherwise indicated, shall have the meanings provided by the Domestic Agreement, or the Code, to the extent such terms are defined therein.

2           LOAN AND TERMS OF PAYMENT

2.1         Promise to Pay.  Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Exim Agreement.

2.1.1      Financing of Accounts.

(a)           Availability.

(i)           Subject to the terms of this Exim Agreement and to the deduction of Reserves, and provided that Borrower is not Streamline Facility Eligible, Borrower may request that Bank finance specific Eligible Foreign Accounts.  Bank may, in its good faith business discretion, finance such Eligible Foreign Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Foreign Account.  Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Foreign Account on a case by case basis.

(ii)           Subject to the terms of this Exim Agreement and to the deduction of Reserves, after the occurrence of the Sale Event, and provided that Borrower is Streamline Facility Eligible, Borrower may request that Bank finance Eligible Foreign Accounts on an aggregate basis (the “Aggregate Eligible Foreign Accounts”).  Bank may, in its good faith business discretion, finance Aggregate Eligible Foreign Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Aggregate Eligible Foreign Accounts.  Bank may, in its sole discretion, change the percentage of the Advance Rate for the Aggregate Eligible Foreign Accounts on a case by case basis.

(iii)           Subject to the terms of this Exim Agreement and to the deduction of Reserves, Borrower may request that Bank finance Exim Inventory Placeholder Invoices.  Bank may, in its good faith business discretion, finance such Exim Inventory Placeholder Invoices by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Exim Inventory Placeholder Invoice.  Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Exim Inventory Placeholder Invoice on a case by case basis.

(iv)           Any extension of credit made pursuant to the terms of subsections (i), (ii) or (iii) above shall be hereinafter referred to as an “Advance”.  Any Advance made based upon an Eligible Foreign Account shall be hereinafter referred to as an “Eligible Foreign Account Advance”.  Any Advance made based upon an Aggregate Eligible Foreign Account shall be hereinafter referred to as an “Aggregate Eligible Foreign Accounts Advance”.  Any Advance made based upon an Exim Inventory Placeholder Invoice shall be hereinafter referred to as an “Exim Inventory Advance”.  When Bank makes an Advance, the Eligible Foreign Account, Aggregate Eligible Foreign Accounts or Exim Inventory Placeholder Invoice each become a separate “Financed Receivable”.

(b)           Maximum Advances; Maximum Exim Inventory Advances.

(i)           Maximum Advances.  The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount.  In addition and notwithstanding the foregoing, (A) prior to the occurrence of the Sale Event, the aggregate amount of Advances outstanding hereunder together with all Advances (as defined in the Domestic Agreement) outstanding under the Domestic Agreement may not exceed Five Million Dollars ($5,000,000.00) at any time, and (B) the aggregate amount of Advances outstanding hereunder at any time may not exceed Five Million Dollars ($5,000,000.00).

(ii)           Maximum Exim Inventory Advances.  Notwithstanding any terms in this Exim Agreement to the contrary, the aggregate principal amount of Exim Inventory Advances outstanding hereunder shall not exceed the lesser of (A) Three Million Dollars ($3,000,000.00), and (B) sixty percent (60.0%) of the aggregate principal amount of all Advances outstanding hereunder at any time.  If, at any time, the aggregate amount of Exim Inventory Advances outstanding at any time exceed the maximum amounts set forth in this provision, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

(c)           Borrowing Procedure.  Borrower will deliver an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit E signed by a Responsible Officer and an Export Order for each

Advance it requests, accompanied by an accounts receivable aging, with respect to Advances based upon Aggregate Eligible Foreign Accounts, or by invoices (and any other documentation related thereto as requested by Bank), with respect to Advances based upon Eligible Foreign Accounts and Exim Inventory Placeholder Invoices.  Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal and Export Order.

(d)           Credit Quality; Confirmations.  Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account.  Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3 and Section 5.4) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(e)           Accounts Notification/Collection.  Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account; provided, however, while Borrower is Streamline Facility Eligible, Bank will provide notice to Borrower of any such verification and/or collection.

(f)           Early Termination.  This Exim Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately.  If this Exim Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, and at the time of such termination the Domestic Agreement has been terminated or matured, Borrower shall pay to Bank a termination fee in an amount equal to Eighty Thousand Dollars ($80,000.00) (the “Early Termination Fee”).  The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.  Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and redocument this Exim Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.

(g)           Maturity.  This Exim Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date.

(h)           Suspension of Advances.  Borrower’s ability to request that Bank finance Eligible Foreign Accounts, Aggregate Eligible Foreign Accounts and Exim Inventory Placeholder Invoices hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Exim Agreement.

(i)           End of Streamline Facility Eligible Status.  On any day that Borrower ceases to be Streamline Facility Eligible, all outstanding Advances made based on Aggregate Eligible Foreign Accounts shall be immediately due and payable, together with all Finance Charges accrued thereon.  Provided no Event of Default then exists hereunder and subject to the terms of this Exim Agreement, Bank may, in its good faith business discretion, agree to refinance the outstanding principal amount of such Advances with new Advances made based on specific Eligible Foreign Accounts (in accordance with this Exim Agreement, including, without limitation, Section 2.1.1 hereof).  In connection with same, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit E and an Export Order containing detailed invoice reporting, signed by a Responsible Officer, together with a current accounts receivable aging and a copy of each invoice, all in accordance with Section 6.4(d) hereof and Bank, in its good faith business discretion, may finance same (in accordance with this Exim Agreement, including, without limitation, Section 2.1.1 hereof) and each Eligible Foreign Account financed shall thereafter be deemed to be a Financed Receivable for purposes of this Exim Agreement.  If, following such determination, the outstanding principal amount of the Obligations exceeds the amount of Advances Bank has agreed to make based on specific Eligible Foreign Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

(j)           Commencement of Streamline Facility Eligible Status.  On any day that Borrower becomes Streamline Facility Eligible, Borrower may request that Bank refinance the principal amount of all outstanding Advances made based upon Eligible Foreign Accounts as Advances made based upon Aggregate Eligible Foreign Accounts.  In connection with such request, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit E containing a current accounts receivable aging and Bank may, in its good faith business discretion, agree to finance same (in accordance with this Exim Agreement, including, without limitation, Section 2.1.1 hereof) and the Aggregate Eligible Foreign Accounts financed shall thereafter be deemed to be a Financed Receivable for purposes of this Exim Agreement.  At the time of such refinancing, all accrued Financed Charges and Collateral Handling Fees accrued on the refinanced Advances shall be immediately due and payable.  If, following such determination, the outstanding principal amount of the Obligations exceeds the amount of Advances Bank has agreed to make based upon Aggregate Eligible Foreign Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank for the amount of such excess.

2.1.2      Note.  To evidence the Advances, Borrower shall execute and deliver to Bank on the date hereof a promissory note (the “Exim Note”) in substantially the form attached hereto as Exhibit C.

2.2         Collections, Finance Charges, Remittances and Fees.  The Obligations shall be subject to the following fees and Finance Charges.  Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest and fees as described in Section 9.2 hereof.

2.2.1      Collections.  Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses.  If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.6.

2.2.2      Finance Charges.  In computing Finance Charges on the Obligations under this Exim Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations three (3) Business Days after receipt of the Collections.  Borrower will pay a finance charge (the “Finance Charge”) on the Financed Receivable Balance which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by (a) with respect to Financed Receivables based on Eligible Foreign Accounts and Exim Inventory Placeholder Invoices, the outstanding Financed Receivable Balance, and (b) with respect to Financed Receivables based on Aggregate Eligible Foreign Accounts, the outstanding Streamline Account Balance.  Except as otherwise provided in Section 2.1.1(i), Section 2.1.1(j) and Section 2.3.1(b)(i), the Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  After an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum effective immediately upon the occurrence of such Event of Default.  In the event that the aggregate amount of Finance Charges earned by Bank in any Reconciliation Period during which Borrower is not Streamline Facility Eligible under this Exim Agreement and the Domestic Agreement is less than the Minimum Finance Charge, Borrower shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge minus (ii) the aggregate amount of all Finance Charges earned by Bank under this Exim Agreement and the Domestic Agreement in such Reconciliation Period.  Such additional Finance Charge shall be payable on the first day of the next Reconciliation Period.

2.2.3      Collateral Handling Fee.  With respect to Financed Receivables based upon Eligible Foreign Accounts and Exim Inventory Placeholder Invoices, when Borrower is not Streamline Facility Eligible, Borrower will pay to Bank a collateral handling fee equal to 0.30% per month of the Financed Receivable Balance for each such Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”).  This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance.  Except as otherwise provided in Section 2.1.1(j), the Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.  In computing Collateral Handling Fees under this Exim Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations three (3) Business Days after receipt of the Collections.  After an Event of Default, the Collateral Handling Fee will increase an additional 0.50% effective immediately upon such Event of Default.

2.2.4      Accounting.  After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Collateral Handling Fees and the Facility Fee.  If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate.  All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.

2.2.5      Deductions.  Bank may deduct fees, Finance Charges, Advances which become due pursuant to Section 2.3, and other amounts due pursuant to this Exim Agreement from any Advances made or Collections received by Bank.

2.2.6      Lockbox; Account Collection Services.

(a)           Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”).  It will be considered an immediate Event of Default if the Lockbox is not set-up and operational on the Effective Date.

(b)           For any time at which such Lockbox is not established, the proceeds of the Accounts shall be paid by the Account Debtors to an address consented to by Bank.  Upon receipt by Borrower of such proceeds, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal.  Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts other than Collections with respect to Financed Receivables and the amount of Collections in excess of the amounts for which Bank has made an Advance to Borrower, less any amounts due to Bank, such as the Finance Charge, the Facility Fee, payments due to Bank, other fees and expenses, or otherwise; provided, however, Bank may hold such excess amount with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Foreign Account, Aggregate Eligible Foreign Accounts, or an Exim Inventory Placeholder Invoice at any time prior to the end of the subject Reconciliation Period.  This Section 2.2.6 does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein.  All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations.

2.2.7      Bank Expenses.  Borrower shall pay all Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Exim Agreement) incurred through and after the Effective Date, when due.

2.3         Repayment of Obligations; Adjustments.

2.3.1      Repayment.

(a)           Borrower will repay each Eligible Foreign Account Advance on the earliest of: (i) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (ii) the date on which the Financed Receivable is no longer an Eligible Foreign Account, (iii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Foreign Account), (iv) the date on which there is a breach of any warranty or representation set forth in Section 5.3, or a breach of any covenant in this Exim Agreement, (v) the date on which the full amount of the Advances must be repaid pursuant to Section 2.5, (vi) the Maturity Date (including any early termination), or (vii) as required pursuant to Section 2.1.1(j).  Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder.

(b)           With respect to Advances made based on Aggregate Eligible Foreign Accounts:

(i)           Borrower will pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges on the Advances made based on the Aggregate Eligible Foreign Accounts;

(ii)           Borrower will repay each Aggregate Eligible Foreign Account Advance on the earliest of: (A) the date the Financed Receivable (or any portion thereof) is no longer an Eligible Foreign Account, or an Adjustment has been made to any portion of the Aggregate Eligible Foreign Accounts, or any Account comprising the Aggregate Eligible Foreign Accounts has been paid by the Account Debtor (but in each case only up to the portion of Advances such that the aggregate Financed Receivable Balance (net of any Accounts that are paid, not Eligible Foreign Accounts, or subject to an Adjustment) is not less than (1) with respect to Aggregate Eligible Foreign Accounts billed in a foreign currency and not subject to a Foreign Currency Hedge Agreement, 133.33% of the aggregate Advances made thereon, and (2) with respect to Aggregate Eligible Foreign Accounts that are Hedged Eligible Foreign Accounts denominated in United States dollars or hedged foreign currencies, 111.11% of the aggregate Advances made thereon), (B) the date on which there is a breach of any warranty or representation set forth in Section 5.3 or a breach of any covenant in this Agreement, (C) the date on which the full amount of the Advances must be repaid pursuant to Section 2.5, (D) the Maturity Date (including any early termination), or (E) as required pursuant to Section 2.1.1(i).  Each payment shall also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder; and

(iii)           In addition to the foregoing, Borrower hereby authorizes Bank to, up to one (1) time per Reconciliation Period, refinance all outstanding Advances which are made based upon Aggregate Eligible Foreign Accounts.  Each such refinancing shall consist of the creation of a new “placeholder note” on the books of Bank which evidences the Financed Receivable Balance with respect to all Advances which are outstanding which are based upon Aggregate Eligible Foreign Accounts.

(c)           Borrower will repay each Exim Inventory Advance on the earliest of: (i) the date on which payment is received of the Financed Receivable with respect to which the Exim Inventory Advance was made, (ii) Borrower’s issuance of an invoice in respect of any purchase order in respect of an Exim Inventory Placeholder Invoice, (iii) the date on which there is a breach of any warranty or representation set forth in Section 5.4, or a breach of any covenant in this Exim Agreement, (iv) the date on which the Inventory subject to an Exim Inventory Advance is sold by Borrower, (v) the date on which the full amount of the Advances must be repaid pursuant to Section 2.5, or (vi) the Maturity Date (including any early termination).  Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to each Exim Inventory Advance and all other amounts then due and payable hereunder.

2.3.2      Repayment on Event of Default.  When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.3, immediately without notice or demand from Bank) repay all of the Advances.  The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, Collateral Handling Fees, attorneys’ and professional fees, court costs and expenses, and any other Obligations.

2.3.3      Debit of Accounts.  Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder.  Bank shall promptly notify Borrower when it debits Borrower’s accounts.  These debits shall not constitute a set-off.

2.3.4      Adjustments.  If, at any time during the term of this Exim Agreement, any Account Debtor asserts an Adjustment, Borrower issues a credit memorandum, or any of the representations and warranties in Sections 5.3 and 5.4 or covenants in this Exim Agreement are no longer true in all material respects, Borrower will promptly advise Bank.

2.4         Power of Attorney.  Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to: (a) following the occurrence of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and

(b) regardless of whether there has been an Event of Default, (i) notify all Account Debtors to pay Bank directly; (ii) receive, open, and dispose of mail addressed to Borrower; (iii) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Exim Agreement); and (iv) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or  preserve, Bank’s rights and remedies under this Exim Agreement, as directed by Bank.

2.5         Exim Guaranty.  To facilitate the financing of Eligible Foreign Accounts, Aggregate Eligible Foreign Accounts and Exim Inventory Placeholder Invoices, the Exim Bank has agreed to guarantee the Exim Loans made under this Exim Agreement, pursuant to a Master Guarantee Agreement, Loan Authorization Agreement and (to the extent applicable) Delegated Authority Letter Agreement (collectively, the “Exim Guaranty”).  If, at any time after the Exim Guaranty has been entered into by Bank, (a) the Exim Guaranty shall cease to be in full force and effect, or (b) if the Exim Bank declares the Exim Guaranty void or revokes any obligations thereunder or denies liability thereunder, Borrower shall immediately repay all outstanding Advances hereunder, and Borrower shall cash collateralize all issued and undrawn letters of credit issued by Bank, if any.  If, at any time after the Exim Guaranty has been entered into by Bank, for any reason other than as described in the foregoing sentence, (x) the Exim Guaranty shall cease to be in full force and effect, or (y) the Exim Bank declares the Exim Guaranty void or revokes any obligations thereunder or denies liability thereunder, any such event shall constitute an Event of Default under this Exim Agreement.  Nothing in any confidentiality agreement, in this Exim Agreement or in any other agreement, shall restrict Bank’s right to make disclosures and provide information to the Exim Bank in connection with the Exim Guaranty.

2.6         Exim Borrower Agreement.  Borrower shall execute and deliver a Borrower Agreement, in the form specified by the Exim Bank (attached hereto as Exhibit D), in favor of Bank and the Exim Bank, together with an amendment thereto approved by the Exim Bank to conform certain terms of such Borrower Agreement to the terms of this Exim Agreement (as amended, the “Borrower Agreement”).  When the Borrower Agreement is entered into by Borrower and the Exim Bank and delivered to Bank, this Exim Agreement shall be subject to all of the terms and conditions of the Borrower Agreement, all of which are hereby incorporated herein by this reference.  From and after the time Borrower and the Exim Bank have entered into the Borrower Agreement and delivered the same to Bank, Borrower expressly agrees to perform all of the obligations and comply with all of the affirmative and negative covenants and all other terms and conditions set forth in the Borrower Agreement as though the same were expressly set forth herein.  Borrower acknowledges and agrees that it has received a copy of the Loan Authorization Agreement which is referred to in the Borrower Agreement.  If the Borrower Agreement is entered into by Borrower and the Exim Bank and delivered to Bank, Borrower agrees to be bound by the terms of the Loan Authorization Agreement, including, without limitation, by any additions or revisions made prior to its execution on behalf of Exim Bank.  Upon the execution of the Loan Authorization Agreement by Exim Bank and Bank, it shall be deemed to be, and shall become, an attachment to the Borrower Agreement, and shall be incorporated herein by reference.  Borrower shall reimburse Bank for all fees and all out of pocket costs and expenses incurred by Bank with respect to the Exim Guaranty and the Borrower Agreement, including without limitation all facility fees and usage fees, and Bank is authorized to debit any of Borrower’s deposit accounts with Bank for such fees, costs and expenses when paid by Bank.

3            CONDITIONS OF LOANS

3.1         Conditions Precedent to Initial Advance.  Bank’s agreement to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)           the Domestic Agreement and all of the conditions precedent thereto;

(b)           Borrower Agreement;

(c)          Exim Note;

(d)           Economic Impact Certification;

(e)           payment of the fees and Bank Expenses then due and payable; and

(f)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2         Conditions Precedent to all Advances.  Bank’s agreement to make each Advance, including the initial Advance, is subject to the following:

(a)           receipt of the Advance Request and Invoice Transmittal and Export Order;

(b)           Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(d);

(c)           each of the representations and warranties in Section 5 shall be true on the date of the Advance Request and Invoice Transmittal and on the effective date of each Advance and no Event of Default shall have occurred and be continuing, or result from the Advance.  Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true; and

(d)           the Exim Guarantee will be in full force and effect.

4            CREATION OF SECURITY INTEREST

4.1         Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Borrower represents, warrants, and covenants that the security interest granted herein (subject to the security interest granted in the Domestic Agreement) shall be a first priority security interest in the Collateral.  If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Exim Agreement, with such writing to be in form and substance satisfactory to Bank.

If this Exim Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time this Exim Agreement has been terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

Notwithstanding the foregoing, it is expressly acknowledged and agreed that the security interest created in this Exim Agreement in all of the Collateral (with the exception of Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles), is subject to and subordinate to the security interest granted to Bank in the Domestic Agreement with respect to the Collateral and the security interest created in the Domestic Agreement with respect to Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles is subject to and subordinate to the security interest granted to Bank in this Exim Agreement with respect to such Export-Related Accounts Receivable, Export-Related Inventory and Export-Related General Intangibles.

4.2         Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5            REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1         Domestic Loan Documents.  The representations and warranties contained in the Domestic Loan Documents, which are incorporated by reference into this Exim Agreement, are true and correct.

5.2         Borrower Agreement.  The representations and warranties contained in the Borrower Agreement, which are incorporated by reference into this Exim Agreement, are true and correct.

5.3         Financed Receivables.  Borrower represents and warrants for each Financed Receivable (other than Financed Receivables based upon Exim Inventory Placeholder Invoices):

(a)           Such Financed Receivable is an Eligible Foreign Account;

(b)           Borrower is the owner of and has the legal right to sell, transfer, assign and encumber such Financed Receivable;

(c)           The correct amount is on the Advance Request and Invoice Transmittal and is not disputed;

(d)           Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request and Invoice Transmittal date;

(e)           Such Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f)           There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g)           Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h)           Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i)           Bank has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral;

(j)           No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.  All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Financed Receivable are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be;

(k)           All sales and other transactions underlying or giving rise to each Financed Receivable  shall comply in all material respects with all applicable laws and governmental rules and regulations; and

(l)           To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to each Financed Receivable are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4         Representations regarding Exim Inventory Placeholder Invoices.  With respect to Exim Inventory Placeholder Invoices, Borrower represents and warrants that all of Borrower’s Inventory which is the subject of any Exim Inventory Placeholder Invoice is and will continue to be Eligible Export-Related Inventory.

5.5         Use of Proceeds.  Borrower will use the proceeds of the Advances only for the purposes specified in the Borrower Agreement.  Borrower will not use the proceeds of the Advances for any purpose prohibited by the Borrower Agreement.

6            AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1         Domestic Loan Documents.  Borrower shall comply in all respects with the terms and provisions of the Domestic Loan Documents, which terms and provisions are incorporated into this Exim Agreement and shall survive the termination of Domestic Agreement, which shall include, without limitation, compliance with the financial reporting requirements set forth in the Domestic Agreement and the financial covenants set forth in the Domestic Agreement.

6.2         Borrower Agreement.  Borrower shall comply with all of the terms of the Borrower Agreement, including without limitation, the delivery of any and all notices required pursuant to Sections 2.18 and/or 2.24 of the Borrower Agreement.  In the event of any conflict or inconsistency between any provision contained in the Borrower Agreement with any provision contained in this Exim Agreement, the more strict provision, with respect to Borrower, shall control.

6.3         Notice in Event of Filing of Action for Debtor’s Relief.  Borrower shall notify Bank in writing within five (5) days of the occurrence of any of the following: (a) Borrower begins or consents in any manner to any proceeding or arrangement for its liquidation in whole or in part or to any other proceeding or arrangement whereby any of its assets are subject generally to the payment of its liabilities or whereby any receiver, trustee, liquidator or the like is appointed for it or any substantial part of its assets (including without limitation the filing by Borrower of a petition for appointment as debtor-in-possession under Title 11 of the U.S. Code); (b) Borrower fails to obtain the dismissal or stay on appeal within forty five (45) calendar days of the commencement of any proceeding arrangement referred to in (a) above; (c) Borrower begins any other procedure for the relief of financially distressed or insolvent debtors, or such procedure has been commenced against it, whether voluntarily or involuntarily, and such procedure has not been effectively terminated, dismissed or stayed within forty five (45) calendar days after the commencement thereof; or (d) Borrower begins any procedure for its dissolution, or a procedure therefor has been commenced against it.

6.4         Reporting Requirements.

(a)           Quarterly Export Orders.  Borrower shall deliver to Bank, as soon as available, but no later than thirty (30) days following the last day of each quarter, ten percent (10.0%) of Borrower’s Export Orders.

(b)           Compliance Certificates.  Borrower shall deliver to Bank, with each Advance Request and Invoice Transmittal and together with the Compliance Certificate as and when required pursuant to the Domestic Agreement, a Compliance Certificate in the form of Exhibit B hereto.

(c)           Borrowing Base Certificate.  When Borrower is Streamline Facility Eligible, provide Bank with (i) as soon as available, but no later than five (5) days following each Reconciliation Period, and (ii) in connection with any request for an Advance, a duly completed borrowing base certificate signed by a Responsible Officer, in form acceptable to Bank in its sole discretion.

(d)           Advance Request and Invoice Transmittal and Export Order.  Immediately upon Borrower ceasing to be Streamline Facility Eligible, provide Bank with a current aging of Accounts and, to the extent not previously delivered to Bank, a copy of the invoice for each Eligible Foreign Account and an Advance Request and Invoice Transmittal and Export Order with respect to each such Account.

(e)           Other Reporting Requirements.  Borrower shall deliver all reports, certificates and other documents to Bank as provided in the Borrower Agreement and as Bank and Exim Bank may reasonably request.  In addition, Borrower shall comply with the reporting requirements set forth in the Domestic Loan Documents.

6.5         Exim Insurance.  If required by Bank, Borrower will obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance.  In addition, Borrower will execute in favor of Bank an assignment of proceeds of any insurance policy obtained by Borrower and issued by Exim Bank insuring against comprehensive commercial and political risk (the “Exim Bank Policy”).  The insurance proceeds from the Exim Bank Policy assigned or paid to Bank will be applied to the balance outstanding under this Exim Agreement. Borrower will immediately notify Bank and Exim Bank in writing upon submission of any claim under the Exim Bank Policy.

6.6         Further Assurances.  Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Exim Agreement.

7            NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1         Domestic Loan Documents.  Violate or otherwise fail to comply with any provisions of the Domestic Loan Documents, which provisions are incorporated into this Exim Agreement.

7.2         Borrower Agreement.  Violate or otherwise fail to comply with any provision of the Borrower Agreement, including, without limitation, the negative covenants set forth in Section 2.22.

7.3         Exim Guarantee.  Take any action, or permit any action to be taken, that causes or, with the passage of time, could reasonably be expected to cause, the Exim Guarantee to cease to be in full force and effect.

8            EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Exim Agreement:

8.1         Payment Default.  Borrower fails to pay any of the Obligations when due;

8.2         Covenant Default.  Borrower fails or neglects to perform any obligation in Section 6 or violates any covenant in Section 7 or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Exim Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof;

8.3         Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty five (45) days (but no Advances shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.4         Exim Guarantee.  If the Exim Guarantee ceases for any reason to be in full force and effect, or if the Exim Bank declares the Exim Guarantee void or revokes any obligations under the Exim Guarantee; and

8.5         Domestic Default.  The occurrence of an Event of Default (as defined in the Domestic Agreement) under the Domestic Agreement.

9            BANK’S RIGHTS AND REMEDIES

9.1         Rights and Remedies.  When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.3 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Exim Agreement or under any other agreement between Borrower and Bank;

(c)           demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any letters of credit remaining undrawn, as collateral security for the repayment of any future drawings under such letters of credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any letters of credit;

(d)           settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account.  Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(e)           make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)           place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(i)           demand and receive possession of Borrower’s Books; and

(j)           exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2         Protective Payments.  If Borrower fails to obtain insurance called for by Section 6.4 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Exim Agreement or by any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Bank will make reasonable effort to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3         Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of Collateral in possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4         Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Exim Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Exim Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5         Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10          NOTICES.

All notices, consents, requests, approvals, demands, or other communication by any party to this Exim Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number provided at the beginning of this Exim Agreement.  Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

11          CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Massachusetts law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California.  Notwithstanding the foregoing, nothing in this Exim Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in the preamble of this Exim Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS EXIM AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS EXIM AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12          GENERAL PROVISIONS

12.1       Successors and Assigns.  This Exim Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Exim Agreement or any rights or obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Exim Agreement, the Loan Documents or any related agreement.

12.2       Indemnification.  Borrower agrees to indemnify, defend, and hold Bank and Exim Bank and each of its officers, directors, employees, agents, attorneys or any other Person affiliated with or representing Bank and/or

Exim Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3       Right of Set-Off.  Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4       Time of Essence.  Time is of the essence for the performance of all Obligations in this Exim Agreement.

12.5       Severability of Provisions.  Each provision of this Exim Agreement is severable from every other provision in determining the enforceability of any provision.

12.6       Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in this Exim Agreement and the other Loan Documents consistent with the agreement of the parties.

12.7       Amendments in Writing; Integration.  All amendments to this Exim Agreement must be in writing signed by both Bank and Borrower.  This Exim Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Exim Agreement and the Loan Documents merge into this Exim Agreement and the Loan Documents.

12.8       Counterparts.  This Exim Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Exim Agreement.

12.9       Borrower Liability.  Each Borrower may, acting singly, request Advances hereunder.  Each Borrower hereby appoints the others as agent for the others for all purposes hereunder, including with respect to requesting Advances hereunder.  Each Borrower hereunder shall be obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by  Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law.  Each Borrower waives any right to require Bank to: (a) proceed against any Borrower or any other person; (b) proceed against or exhaust any security; or (c) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.

12.10     Survival.  All covenants, representations and warranties made in this Exim Agreement continue in full force until this Exim Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Exim Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.11     Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Advances (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Exim Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Exim Agreement.

12.12    Borrower Agreement; Cross-Collateralization; Cross-Default; Conflicts.  Both this Exim Agreement and the Borrower Agreement shall continue in full force and effect, and all rights and remedies under this Exim Agreement and the Borrower Agreement are cumulative.  The term “Obligations” as used in this Exim Agreement and in the Borrower Agreement shall include without limitation the obligation to pay when due all loans made pursuant to the Borrower Agreement (the “Exim Loans”) and all interest thereon and the obligation to pay when due all Advances made pursuant to the terms of this Exim Agreement and all interest thereon.  Without limiting the generality of the foregoing, the security interest granted herein covering all “Collateral” as defined in this Exim Agreement and as defined in the Borrower Agreement shall secure all Exim Loans and all Advances and all interest thereon, and all other Obligations.  Any Event of Default under this Exim Agreement shall also constitute an Event of Default under the Borrower Agreement, and any Event of Default under the Borrower Agreement shall also constitute an Event of Default under this Exim Agreement.  In the event Bank assigns its rights under this Exim Agreement and/or under any note evidencing Exim Loans and/or its rights under the Borrower Agreement and/or under any note evidencing Advances, to any third party, including, without limitation, the Exim Bank, whether before or after the occurrence of any Event of Default, Bank shall have the right (but not any obligation), in its sole discretion, to allocate and apportion Collateral to the Borrower Agreement and/or note assigned and to specify the priorities of the respective security interests in such Collateral between itself and the assignee, all without notice to or consent of the Borrower.  Should any term of the Exim Agreement conflict with any term of the Borrower Agreement, the more restrictive term in either agreement shall govern Borrower.

12.13     Amended and Restated Exim Agreement.  This Exim Agreement amends and restates, in its entirety, that certain Export-Import Bank Loan and Security Agreement dated as of June 22, 2009 by and among Bank and Borrower, as amended.

13          DEFINITIONS

13.1       Definitions.  In this Exim Agreement:

“Advance” is defined in Section 2.1.1.

“Advance Rate” is (a) with respect to Eligible Foreign Accounts and Aggregate Eligible Foreign Accounts, (i) ninety percent (90.0%) of Hedged Eligible Foreign Accounts denominated in United States dollars or hedged foreign currencies and (ii) seventy five percent (75.0%) of Eligible Foreign Accounts and Aggregate Eligible Foreign Accounts billed in a foreign currency and not subject to a Foreign Currency Hedge Agreement, in each case net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (b) with respect to Exim Inventory Placeholder Invoices, (i) when Borrower is not Streamline Facility Eligible, twenty five percent (25.0%), and (ii) when Borrower is Streamline Facility Eligible, fifty percent (50.0%), in each case net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1.

“Aggregate Eligible Foreign Accounts” is defined in Section 2.1.1.

“Aggregate Eligible Foreign Accounts Advance” is defined in Section 2.1.1.

“Applicable Rate” is a per annum rate equal to the Prime Rate plus :

(a) until the occurrence of the Sale Event and thereafter when Borrower is not Streamline Facility Eligible, three percent (3.0%); and

(b) upon and after the occurrence of the Sale Event and thereafter when Borrower is Streamline Facility Eligible, two percent (2.0%), provided, however, for any Subject Month (as of the first calendar day of such month), to the extent that Borrower had Net Income of at least One Dollar ($1.00) at all times during the three-month period ending on the last day of the applicable Testing Month, the Applicable Rate when Borrower is Streamline Facility Eligible shall be a per annum rate equal to the Prime Rate plus one and one-half of one percent (1.50%).

“Availability Amount” is the remaining amount Borrower has available to borrow (a) hereunder pursuant to Section 2.1.1, and (b) under the Domestic Agreement pursuant to Section 2.1.1 of the Domestic Agreement, at any given time (taking into account all borrowing formulas herein and in the Domestic Agreement, and the then-outstanding balances).

“Borrower Agreement” is defined in Section 2.6.

“Claims” are defined in Section 12.2.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Handling Fee” is defined in Section 2.2.3.

“Collections” are (a) all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables, and (b) the monthly refinancing by Bank, to be completed at Bank’s discretion pursuant to Section 2.3.1(b)(iii), of all outstanding Advances which are based upon Aggregate Eligible Foreign Accounts.

“Compliance Certificate” is attached as Exhibit B.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Agreement” is defined in Section 1(a).

“Domestic Loan Documents” is defined in Section 1(a).

“Early Termination Fee” is defined in Section 2.1.1.

“Effective Date” is defined in the preamble of this Exim Agreement.

“Eligible Export-Related Inventory” means, at any time, Borrower’s Inventory that (a) is consistent with the definition of “Eligible Export-Related Inventory” as defined in the Borrower Agreement; (b) consists of finished goods, in good, new, and salable condition, which has been manufactured in compliance with the Fair Labor Standards Act and which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of off-site inventory, obsolete inventory, slow moving inventory, or packaging or shipping materials; (c) consists of works in progress that is in the process of being manufactured into finished goods; (d) consists of raw materials that are usable in the production of finished goods; (e) meets all applicable United States governmental standards; (f) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Exim Agreement or any of the other Loan Documents; (g) is located at (i) (A) One Patriots Park, Bedford, Massachusetts 01730 or (B) 25 Sagamore Road, Hudson, New Hampshire 03051, so long as Bank has received a landlord’s consent acceptable to Bank in its sole and absolute discretion, or (ii) a third party bailee location approved by Bank so long as Bank has received a bailee’s waiver with respect to such location acceptable to Bank in its sole and absolute discretion; and (h) is otherwise acceptable to Bank in its sole discretion.

“Eligible Foreign Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, conform in all respects to the Borrower Agreement, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(d), and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion and that arise in the ordinary course of Borrower’s business and are derived from exports originating in the United States and (i) with respect to which the Account Debtor is not located in the United States, (ii) with respect to which are payable and collected by Borrower in the United States, (iii) conform in all respects to the provisions of the Borrower Agreement, (iv) are “Eligible Accounts” (as defined in the Domestic Agreement) pursuant to the Domestic Agreement, (v) that have been validly assigned or pledged to Bank in a manner satisfactory to Bank giving Bank a first priority perfected security interest, or its equivalent, in such Accounts, (vi) comply with all of Borrower’s representations and warranties to Bank, and (vii) that either (A) Bank approves on a case by case basis (which shall be required with respect to foreign Accounts on open account terms), or (B) are supported by letter(s) of credit acceptable to Bank.  Standards of eligibility may be fixed or revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to the Borrower in accordance with the provisions hereof.  In addition, Eligible Foreign Accounts shall not include the following:

(a) Accounts that by their original terms are due and payable more than one hundred eighty (180) days from the date of invoice;

(b) Accounts that the Account Debtor has failed to pay within sixty (60) days of the original due date of the invoice;

(c) Accounts with credit balances over sixty (60) days past original invoice due date;

(d) Accounts which represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor;

(e) Accounts which are subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional);

(f) Accounts which are owing from a Non-U.S. Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account);

(g) Accounts which are owing from an Account Debtor which is an Affiliate, officer, director, employee or agent of Borrower;

(h) Accounts which are owing from a Non-U.S. Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Bank, or which, fails or goes out of a material portion of its business;

(i) Accounts which are owing from a Non-U.S. Account Debtor affiliated with any military organization or arise from the sale or licensing of goods or provision of services related to the defense industry;

(j) Accounts which are owing from a Non-U.S. Account Debtor located in countries where the EXIM Bank is legally prohibited from doing business or in which EXIM Bank coverage is not available (as designated by the EXIM Bank’s most recent Country Limitation Schedule)

(k) Accounts that do not comply with the requirements of the EXIM Bank’s most recent Country Limitation Schedule;

(l) Accounts which are billed in currencies other than in U.S. Dollars, unless otherwise approved by the EXIM Bank;

(m) Accounts with respect to which an invoice has not been sent;

(n) Accounts billed and/or payable outside of the United States;

(o) Accounts from military buyers or generated by defense articles or services;

(p) Accounts, if any, generated by sales of inventory which constitutes defense articles or defense services;

(q) Accounts which are backed by letters of credit that are (i) unacceptable to Bank in its sole discretion or (ii) not negotiated by Bank;

(r) Accounts which are backed by a letter of credit but where the goods covered have not yet been shipped or where the services covered have not yet been provided;

(s) Accounts for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(t) Accounts in respect of unfulfilled contractual billings of Borrower (including, without limitation, pre-bill and milestone billings);

(u) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if the Account Debtor’s payment may be conditional;

(v) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(w) Accounts which are owing from a Non-U.S. Account Debtor to whom Borrower is or may be liable for goods purchased from such Non-U.S. Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Non-U.S. Account Debtor);

(x) Accounts as to which any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached;

(y) Accounts that arise from the sale of items that do not meet fifty percent (50%) U.S. content requirements;

(z) Accounts as to which Bank does not have a valid, perfected first priority lien;

(aa) Accounts for which the items giving rise to such Account have not been shipped and delivered to the Account Debtor or the services giving rise to such Account have not been performed by Borrower or the Account does not represent a final sale of goods or services;

(bb) Accounts for which Borrower has made any agreement with the Account Debtor for any deduction therefrom except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;;

(cc) Accounts for which any of the items giving rise to such Accounts have been returned, rejected or repossessed;

(dd) Accounts which are not “Eligible Export-Related Accounts Receivable”, as such term is defined in the Borrower Agreement

(ee) Accounts that are not owned by Borrower, or are subject to any right, claim, or interest of another party other than the Lien in favor of Bank;

(ff) Accounts that do not comply with the terms of sale as set forth by the Exim Bank;

(gg) Accounts that are subject to any offset, deduction, defense, dispute, or counterclaim;

(hh) Accounts owing from an Account Debtor which is a creditor or supplier of Borrower;

(ii) Accounts that are not owned by Borrower or is subject to any right, claim, or interest of another party other than the Lien in favor Bank;

(jj) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);

(kk) with respect to requested Advances based upon Aggregate Eligible Foreign Accounts, Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(ll) with respect to requested Advances based upon Aggregate Eligible Foreign Accounts, Accounts owing from an Account Debtor, fifty percent (50.0%) or more of whose Accounts have not been paid within ninety (90) days of invoice date; and

(mm) Accounts for which Bank or Exim Bank, in each of its good faith business judgment, determines collection to be doubtful or any Accounts which are unacceptable to Bank for any reason.

“Eligible Foreign Account Advance” is defined in Section 2.1.1.

“Events of Default” are set forth in Section 8.

“Exim Bank” means Export-Import Bank of the United States.

“Exim Bank Policy” is defined in Section 6.5.

“Exim Guaranty” is defined in Section 2.5.

“Exim Inventory Advance” is defined in Section 2.1.1.

“Exim Inventory Placeholder Invoice” is the estimated value (as reasonably calculated by Borrower, subject to Section 5.4) of Borrower’s Eligible Export-Related Inventory.

 “Exim Loans” is defined in Section 12.11.

“Export Order” is defined in the Borrower Agreement.

“Export-Related Accounts Receivable” is defined in the Borrower Agreement.

“Export-Related General Intangibles” is defined in the Borrower Agreement.

“Export-Related Inventory” is defined in the Borrower Agreement.

“Facility Amount” is Fourteen Million Six Hundred Sixty Six Thousand Six Hundred Sixty Six and 66/100 Dollars ($14,666,666.66).

“Finance Charges” is defined in Section 2.2.2.

“Financed Receivables” are all those Eligible Foreign Accounts, Aggregate Eligible Foreign Accounts and Exim Inventory Placeholder Invoices, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1.  A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“Foreign Currency Hedge Agreement” means any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar other similar agreement or arrangement, each of which is (a) for the purpose of hedging the foreign currency fluctuation exposure associated with Borrower’s operations and Accounts, (b) acceptable to Bank, in its reasonable discretion, and (c) not for speculative purposes.

“Hedged Eligible Foreign Accounts” are Eligible Foreign Accounts and Aggregate Eligible Foreign Accounts in which (a) all invoices are denominated in Dollars, or (b) all invoices are in foreign currencies that are subject to a Foreign Currency Hedge Agreement.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Liquidity” is (a) Borrower’s unrestricted cash maintained with Bank, plus (b) the Availability Amount.

“Loan Documents” are, collectively, this Exim Agreement, the Domestic Agreement, the Perfection Certificate, any subordination agreements, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and any Guarantor and/or for the benefit of Bank in connection with this Exim Agreement, all as amended, restated, or otherwise modified.

“Lockbox” is defined in Section 2.2.6.

“Maturity Date” is May 31, 2010.

“Minimum Finance Charge” is Five Thousand Dollars ($5,000.00).

“Net Income” means, as calculated for Borrower for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Exim Agreement, the Domestic Agreement, the Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise which reduce the amount of the Advances, and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided herein: (a) for accrued interest; (b) to reflect events, conditions, contingencies or risks which, as determined by Bank, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); (c) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (d) in respect of any state of facts which Bank determines is reasonably likely to constitute an Event of Default.

“Sale Event” means the sale of Borrower’s biocatheter division.

“Streamline Account Balance” is the aggregate outstanding amount of all Advances made based upon Aggregate Eligible Foreign Accounts.

“Streamline Facility Eligible” means, as of any day during any Subject Month, Borrower has provided evidence to Bank that it (a) had Liquidity of at least Six Million Dollars ($6,000,000.00) at all times during the applicable Testing Month, and (b) has Liquidity of at least Six Million Dollars ($6,000,000.00) on such day.

“Subject Month” is the month which is two (2) calendar months after any Testing Month.

“Testing Month” is any month with respect to which Bank has tested (a) Borrower’s Liquidity in order to determine if Borrower is Streamline Facility Eligible, and (b) Borrower’s Net Income in order to determine the Applicable Rate when Borrower is Streamline Facility Eligible.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Exim Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

SPIRE CORPORATION

By:            /s/ Christian Dufresne                                                      By:            /s/ Roger G. Little
Name:      Christian Dufresne                                                                             Name:      Roger G. Little
Title         Treasurer                                                                                             Title:        President

SPIRE SOLAR, INC.

By:            /s/ Christian Dufresne                                                      By:            /s/ Roger G. Little
Name:      Christian Dufresne                                                                             Name:      Roger G. Little
Title:        Treasurer                                                                                             Title:        President

SPIRE BIOMEDICAL, INC.

By:            /s/ Christian Dufresne                                                      By:            /s/ Roger G. Little
Name:      Christian Dufresne                                                                             Name:      Roger G. Little
Title:        Treasurer                                                                                             Title:        President

SPIRE SEMICONDUCTOR, LLC

By: Spire Corporation, a Massachusetts corporation,

its sole Member and Manager

By:            /s/ Christian Dufresne                                                      By:            /s/ Roger G. Little
Name:      Christian Dufresne                                                                             Name:      Roger G. Little
Title:        Treasurer of Spire Corporation, its Manager                                 Title:   Chief Operating Officer

BANK:

SILICON VALLEY BANK

By:            /s/ Laura M. Scott
Name:      Laura M. Scott
Title:        SVP